Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
REPORTS FIRST QUARTER PROFIT

Company Increases Previously Announced 2011 Guidance

Tulsa, Oklahoma, May 5, 2011:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the first quarter ended March 31, 2011.  Net income for the 2011 first quarter was $16.5 million, or $0.53 per diluted share, compared to net income of $27.3 million, or $0.91 per diluted share, for the first quarter of 2010.  The Company noted that the decline in net income was anticipated and resulted primarily from the decision to reduce vehicle dispositions during the quarter, which reduced gains on sales of vehicles compared to the prior year period. Net income for the first quarter of 2011 and 2010 included net favorable impacts on income of $0.07 and $0.14 per diluted share, respectively, related to changes in fair value of derivatives.

Non-GAAP net income for the 2011 first quarter was $14.5 million, or $0.47 per diluted share, compared to non-GAAP net income of $23.0 million, or $0.76 per diluted share, for the 2010 first quarter. Non-GAAP net income excludes the (increase) decrease in fair value of derivatives, net of related tax impact.  The Company noted that both its GAAP and non-GAAP earnings were negatively impacted by merger-related expenses of $3.5 million and $1.7 million incurred during the first quarter of 2011 and 2010, respectively.   Additionally, the Company noted that on a comparative basis, gains on risk vehicle sales declined $17.8 million in the first quarter of 2011, down from $25.7 million in 2010 to $7.9 million in 2011, as the Company held vehicles to mitigate the potential risk of supply disruptions and support increased rental day demand.

The Company reported Corporate Adjusted EBITDA for the first quarter of 2011 of $36.3 million, compared to $49.4 million in the first quarter of 2010.  On a comparative basis, Corporate Adjusted EBITDA in the first quarter of 2011 was negatively impacted by an increase in merger-related expenses of $1.8 million, and a reduction in gains on risk vehicle sales of $17.8 million both of which are discussed above.

“Our results for the quarter exceeded our previously announced expectations as business strengthened during the latter part of the quarter, with March revenues coming in very strong. We are particularly pleased with our performance this quarter considering the operating environment caused by the severe winter storms in January and February.   The Company generated a Corporate Adjusted EBITDA margin of 10.4 percent during a seasonally weak quarter for the industry,” said Scott L. Thompson, President and Chief Executive Officer.

For the quarter ended March 31, 2011, the Company’s total revenue was $348.3 million, consistent with the comparable 2010 period.  Vehicle rental revenues for the quarter were also in line with prior year levels as a 2.7 percent increase in rental days was offset by a 2.7 percent decrease in revenue per day.  The average fleet for the quarter was up 3.5 percent compared to the prior year period.

“As previously disclosed, first quarter rental revenues were adversely impacted by the significant winter storms in January and February, with a loss of rental days and a weakened pricing environment following the storms.  We are pleased with the subsequent recovery in revenues, and believe the industry is now well positioned headed into the summer peak season,” said Thompson.

Fleet cost per vehicle was $251 per month in the first quarter of 2011, compared to $206 per month in the first quarter of 2010.  The increase in fleet cost per vehicle resulted primarily from a decrease in gains on disposition of risk vehicles of $17.8 million compared to the prior year period. This decrease was attributable to approximately 7,600 fewer vehicles disposed of on a year-over-year basis.  Vehicle utilization for the first quarter of 2011 was 79.7 percent, down from 80.3 percent during last year’s first quarter.

Direct vehicle and operating expenses and selling, general and administrative expenses (operating expenses) for the first quarter of 2011 declined on a year-over-year basis, in spite of a $1.8 million increase in merger-related expenses incurred compared to the prior year period.  Additionally, these operating expenses declined to 65.3 percent of revenues for the first quarter of 2011, compared to 65.5 percent of revenues in the first quarter of 2010.  The decrease in operating expenses was primarily a result of the ongoing benefits of company-wide cost control and productivity initiatives.

Liquidity and Capital Resources

As of March 31, 2011, the Company had $519 million in cash and cash equivalents, and an additional $160 million in restricted cash and investments primarily available for the purchase of vehicles and/or repayment of vehicle financing obligations.  The Company noted that it has made seasonal fleet investments of approximately $340 million since December 31, 2010.  Those investments were funded by a blend of unrestricted cash, restricted cash and vehicle debt, resulting in an increase in vehicle debt of approximately $157 million, and declines in both unrestricted and restricted cash from year-end levels.

As of March 31, 2011, the Company’s tangible net worth was $536 million, and the Company had no net corporate debt.  The Company had a gross leverage ratio of approximately 0.65 to 1 based on trailing twelve months Corporate Adjusted EBITDA as of March 31, 2011.

FTC Update

As previously reported, the Company submitted its certification of substantial compliance with the Federal Trade Commission’s (“FTC”) Second Request in late February.  The Company is currently continuing to cooperate with Avis Budget with respect to FTC issues.  The Company and Avis Budget currently have no agreement, written or verbal, regarding merger terms, including price.

2011 Outlook Update

The Company is also providing updated guidance for both Corporate Adjusted EBITDA and fleet cost expectations for the full year of 2011.  The Company noted that its full year rental revenue guidance remains unchanged, with expectations for rental revenue growth of 2 to 4 percent, driven primarily by transaction growth.

The Company noted that the used vehicle market has continued to strengthen since its previous guidance update in March.  Based on current supply and demand factors, the Company expects current used vehicle pricing trends to continue at least through the end of the second quarter, and accordingly, the Company is lowering its fleet cost outlook for the full year.  The Company now expects fleet costs for the full year to range from $230 - $240 per vehicle per month.  In the event current conditions in the used vehicle market continue beyond the second quarter, fleet costs for the full year of 2011 could decline further.  The Company expects to realize significant benefit from sales of risk vehicles during the second quarter, resulting in a fleet cost of approximately $200 - $210 per vehicle per month in the second quarter.

Based on the favorable financial results of the first quarter, continued cost control efforts and the reduction in fleet cost outlined above, the Company is now targeting Corporate Adjusted EBITDA for the full year of 2011 to be within a range of $260 million to $285 million.  This estimate excludes the potential impact of any merger-related expenses that may be incurred in 2011.

“Armed with two well-established value brands, a sturdy balance sheet and very competitive operating and financing costs, we are excited about the future for the Company. We expect that revenue growth, combined with cost controls and an excellent used vehicle market will result in another outstanding year for the Company,” said Thompson.

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. first quarter 2011 earnings conference call will be held on Thursday, May 5th, at 8:00 a.m. (CDT). Those interested in listening to the conference call live may access the call via webcast at the corporate website, www.dtag.com, or by dialing 888-946-7608 (domestic) or 630-395-0278 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through May 19, 2011, by calling 888-566-0499 (domestic) or 203-369-3057 (international). The replay will also be available via the corporate website for one year.

About Dollar Thrifty Automotive Group, Inc.

Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 300 corporate locations in the United States and Canada, with approximately 6,000 employees located mainly in North America.  In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of approximately 1,275 franchises in 82 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them.  Risks and uncertainties relating to our business that could materially affect our future results include:

•
the impact of persistent pricing and demand pressures on our results and our low cost structure, particularly in light of the continuing volatility in the global financial and credit markets, and concerns about global economic prospects and the speed and strength of a recovery, and whether consumer confidence and spending levels will continue to improve;

•
the duration and effectiveness of ongoing governmental and regulatory initiatives in the United States and elsewhere to stimulate economic growth and the impact of developments outside the United States, such as the sovereign credit issues in certain countries in the European Union, which could affect the relative volatility of global credit markets generally, and the continuing significant political unrest in certain oil-producing countries, which has caused prices for petroleum products, including gasoline, to rise and adversely affect both broader economic conditions and consumer discretionary spending patterns;

•	the impact of pricing and other actions by competitors, particularly as they increase fleet sizes in anticipation of seasonal activity;
•
the impact of supply and production disruptions in the automotive industry as a result of events in Japan that have resulted in production shutdowns and delays at the affected equipment manufacturers, which could affect our ability to source vehicles for our rental fleet during the peak period and in future periods, as well as our planned fleet size and holding period for our vehicles;

•
our ability to manage our fleet mix to match demand and meet our target for vehicle depreciation costs, particularly in light of the significant increase in the level of risk vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to the used vehicle market;

•
the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used vehicle market on our vehicle cost, including the impact on vehicle depreciation costs in 2011 based on recent pricing volatility in the used vehicle market, and our ability to reduce our fleet capacity as and when projected by our plans;

•	the strength of the recovery in the U.S. automotive industry, particularly in light of our dependence on vehicle supply from U.S. automotive manufacturers, and whether the recovery is sustained;

•
airline travel patterns, including disruptions or reductions in air travel resulting from capacity reductions, pricing actions, severe weather conditions, industry consolidation or other events, particularly given our dependence on leisure travel;

•	access to reservation distribution channels, particularly as the role of the Internet increases in the marketing and sale of travel-related services;
•	our ability to obtain cost-effective financing as needed (including replacement of asset-backed notes and other indebtedness as it comes due) without unduly restricting our operational flexibility;
•
our ability to manage the consequences under our financing agreements of an event of bankruptcy with respect to Financial Guaranty Insurance Company, the monoline insurer that provides credit support for one of our asset-backed financing structures;

•
our ability to comply with financial covenants, including the new financial covenants included in our amended senior secured credit facilities, and the impact of those covenants on our operating and financial flexibility;

•
whether our preliminary expectations about our federal income tax position, after giving effect to the impact of the Tax Relief Act, are affected by changes in our expected fleet size or operations or further legislative initiatives relating to taxes in the United States or elsewhere;

•	the cost of regulatory compliance, costs and other effects of potential future initiatives, including those directed at climate change and its effects, and the costs and outcome of pending litigation;
•	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;
•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed;
•	the effectiveness of actions we take to manage costs and liquidity; and
•	the impact of other events that can disrupt consumer travel, such as natural and man-made catastrophes, pandemics, social unrest and actual and perceived threats or acts of terrorism.

We are also subject to risks relating to a potential business combination transaction, including the following:

•
whether Avis Budget Group, Inc. (“Avis Budget”) would obtain regulatory approval to engage in a business combination transaction with us and, if so, the conditions upon which such approval would be granted (including potential divestitures of assets or businesses of either company), whether we and Avis Budget would reach agreement on the terms of such a transaction, whether our stockholders would approve the transaction and whether other conditions to consummation of the transaction would be satisfied or waived;

•
the impact on our results and liquidity if we become obligated to pay a termination fee to Hertz Global Holdings, Inc. (“Hertz”) upon our entry into a definitive agreement for, or our completion or recommendation of, a qualifying business combination transaction within 12 months of the October 1, 2010 termination date of our merger agreement with Hertz, and whether and the extent to which the relevant third party would bear all or any portion of that fee;

•
the risks to our business and prospects pending any future business combination transaction, diversion of management’s attention from day-to-day operations, a loss of key personnel, disruption of our operations, and the impact of pending or future litigation relating to any business combination transaction; and

•
the risks to our business and growth prospects as a stand-alone company, in light of our dependence on future growth of the economy as a whole to achieve meaningful revenue growth in the key airport and local markets we serve, high barriers to entry in the insurance replacement market, and capital and other constraints on expanding company-owned stores internationally.

Forward-looking statements should be considered in light of information in this press release and other filings we make with the Securities and Exchange Commission.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations:
Kindra Marts
Executive Director – Investor Relations
(918) 669-2119

					Table 1
Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	March 31,		Total revenues
	2011	2010	2011		2010
Revenues:
Vehicle rentals	$332,272	$332,484	95.4%		95.5%
Other	16,075	15,846	4.6%		4.5%
Total revenues	348,347	348,330	100.0%		100.0%

Costs and Expenses:
Direct vehicle and operating	178,305	179,858	51.2%		51.6%
Vehicle depreciation and lease charges, net	74,174	59,034	21.3%		16.9%
Selling, general and administrative	48,947	48,350	14.1%		13.9%
Interest expense, net	20,977	21,408	6.0%		6.2%
Total costs and expenses	322,403	308,650	92.6%		88.6%

(Increase) decrease in fair value of derivatives	(3,474)	(7,370)	(1.0%	)	(2.1%	)

Income before income taxes	29,418	47,050	8.4%		13.5%

Income tax expense	12,895	19,758	3.7%		5.7%

Net income	$16,523	$27,292	4.7%		7.8%

Earnings per share:
Basic	$0.57	$0.96
Diluted	$0.53	$0.91

Weighted average number
of shares outstanding:
Basic	28,760,628	28,522,616
Diluted	31,052,645	30,026,801

			Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended March 31, 2011
OPERATING DATA:

Vehicle Rental Data:

Average number of vehicles operated	97,940
% change from prior year	3.5%
Number of rental days	7,022,094
% change from prior year	2.7%
Vehicle utilization	79.7%
Percentage points change from prior year	(0.6) p.p.
Average revenue per day	$47.32
% change from prior year	(2.7%	)
Monthly average revenue per vehicle	$1,131
% change from prior year	(3.4%	)

Average depreciable fleet	98,616
% change from prior year	3.1%
Monthly average depreciation (net) per vehicle	$251
% change from prior year	21.8%

FINANCIAL DATA: (in millions) (unaudited)

Non-vehicle depreciation and amortization	$7
Non-vehicle interest expense	2
Non-vehicle interest income	-
Non-vehicle capital expenditures	3
Cash paid for/(refund of) income taxes	(49)

			Table 2 (Continued)

Selected Balance Sheet Data
(In millions)

	March 31,		December 31,
	2011	2010	2010
	(unaudited)

Cash and cash equivalents (a)	$519	$452	$563
Restricted cash and investments	160	147	277
Revenue-earning vehicles, net	1,682	1,565	1,342

Vehicle debt	1,406	1,367	1,249
Non-vehicle debt (corporate debt)	146	156	148
Stockholders' equity	559	423	539

Tangible Net Worth Calculation
(In millions)

	March 31,		December 31,
	2011	2010	2010
	(unaudited)

Stockholders' equity	$559	$423	$539
Less: Software, net	(23)	(25)	(24)
Tangible net worth	$536	$398	$515

(a) Under the terms of a February 2009 amendment to the Senior Secured Credit Facilities, the Company was required to maintain a minimum cash balance of $100 million at all times.  For the 2010 reporting periods, such minimum balance is included in cash and cash equivalents herein.  In February 2011, the requirement to maintain such minimum cash balance was eliminated.

			Table 3
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Non-GAAP pretax income (loss), Non-GAAP net income (loss) and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives and the impact of long-lived asset impairments, net of related tax impact (as applicable), from the reported GAAP measures and are further adjusted to exclude merger-related expenses. Due to volatility resulting from the mark-to-market treatment of the derivatives and the nature of the non-cash impairments and merger-related expenses, the Company believes non-GAAP measures provide an important assessment of year-over-year operating results. See tables below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax income per the income statement to non-GAAP pretax income:

	Three months ended
	March 31,
	2011	2010
	(in thousands)

Income before income taxes - as reported	$29,418	$47,050

(Increase) decrease in fair value of derivatives	(3,474)	(7,370)

Pretax income - non-GAAP	$25,944	$39,680

Merger-related expenses	3,520	1,717

Non-GAAP pretax income, excluding merger-related expenses	$29,464	$41,397

The following table reconciles reported GAAP net income per the income statement to non-GAAP net income:

	Three months ended
	March 31,
	2011	2010
	(in thousands)

Net income - as reported	$16,523	$27,292

(Increase) decrease in fair value of derivatives, net of tax (b)	(2,037)	(4,322)

Net income - non-GAAP	$14,486	$22,970

Merger-related expenses, net of tax (c)	2,050	1,007

Non-GAAP net income, excluding merger-related expenses	$16,536	$23,977

			Table 3 (Continued)

The following table reconciles reported GAAP diluted earnings per share ("EPS") to non-GAAP diluted EPS:

	Three months ended
	March 31,
	2011	2010

EPS, diluted - as reported	$0.53	$0.91

EPS impact of (increase) decrease in fair value of derivatives, net of tax	(0.07)	(0.14)

EPS, diluted - non-GAAP (d)	$0.47	$0.76

EPS impact of merger-related expenses, net of tax	0.07	0.03

Non-GAAP diluted EPS, excluding merger-related expenses (d)	$0.53	$0.80

(b) The tax effect of the (increase) decrease in fair value of derivatives is calculated using the entity-specific, U.S. federal and blended state tax rate applicable to the derivative instruments which amounts are ($1,437,000) and ($3,048,000) for the three months ended March 31, 2011 and 2010, respectively.

(c) Merger-related expenses include legal, litigation, advisory and other fees related to a potential merger transaction. The tax effect of the merger-related expenses is calculated using the entity-specific, U.S. federal and blended state tax rate applicable to the merger-related expenses which amounts are $1,470,000 and $710,000 for the three months ended March 31, 2011 and 2010, respectively.

(d) Since each category of earnings per share is computed independently for each period, total per share amounts may not equal the sum of the respective categories.

			Table 4
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items as shown below. The Company believes Corporate Adjusted EBITDA is important as it provides investors with a supplemental measure of the Company's liquidity by adjusting earnings to exclude certain non-cash items, in addition to its relevance as a measure of operating performance.  The items excluded from Corporate Adjusted EBITDA but included in the calculation of the Company's reported net income are significant components of its consolidated statement of income, and must be considered in performing a comprehensive assessment of overall financial performance.  Corporate Adjusted EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, cash flow or liquidity. Corporate Adjusted EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended
	March 31,
	2011	2010
	(in thousands)
Reconciliation of Net Income to
Corporate Adjusted EBITDA

Net income - as reported	$16,523	$27,292

(Increase) decrease in fair value of derivatives	(3,474)	(7,370)
Non-vehicle interest expense	2,471	2,427
Income tax expense	12,895	19,758
Non-vehicle depreciation	4,840	4,813
Amortization	1,866	1,832
Non-cash stock incentives	1,209	684
Other	(4)	(12)

Corporate Adjusted EBITDA	$36,326	$49,424

Reconciliation of Corporate Adjusted EBITDA
to Cash Flows From Operating Activities

Corporate Adjusted EBITDA	$36,326	$49,424

Vehicle depreciation, net of gains/losses from disposal	74,165	59,016
Non-vehicle interest expense	(2,471)	(2,427)
Change in assets and liabilities and other	43,304	(2,400)
Net cash provided by operating activities (f)	$151,324	$103,613

Memo:
Net cash provided by (used in) investing activites	$(229,522)	$58,399
Net cash provided by (used in) financing activities (f)	$133,593	$(210,342)

			Table 4 (Continued)
	Full Year
	2011	2010
	(in millions)
Reconciliation of Pretax Income to	(forecasted)	(actual)
Corporate Adjusted EBITDA

Pretax income	$216 - $241	$221

(Increase) decrease in fair value of derivatives (2011 amount is YTD March 2011)	(3)	(29)
Non-vehicle interest expense	11	10
Non-vehicle depreciation	19	20
Amortization	7	7
Non-cash stock incentives	5	5
Long-lived asset impairment	-	1
Merger-related expenses (e)	5	23

Corporate Adjusted EBITDA, excluding merger-related expenses	$260 - $285	$258

(e) Merger-related expenses include legal, litigation, advisory and other fees related to a potential merger transaction.
(f) Certain reclassifications have been made to the 2010 financial information to conform to the classifications used in 2011.

			Table 5

Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

The Gross Leverage Ratio calculates the Company's non-vehicle (corporate) debt as a percentage of Corporate Adjusted EBITDA.  This non-GAAP measure provides supplemental information for investors in order to evaluate the Company's corporate indebtedness, and the Company's ability to service that debt from cash generated from its operations.  Additionally, this ratio provides investors with the ability to compare the efficiency of the Company's capital structure relative to its peers.  Corporate Adjusted EBITDA Margin provides a measure of the Company's operating profitability.  The Gross Leverage Ratio and the Corporate Adjusted EBITDA Margin amounts presented may not be comparable to similar measures disclosed by other companies.

Gross Leverage Ratio
(In thousands, except ratio)

	March 31,		December 31,
	2011	2010	2010

Non-vehicle debt (corporate debt)	$145,625	$155,625	$148,125
Corporate Adjusted EBITDA (trailing twelve months)	222,570	151,268	235,668
Gross Leverage Ratio	0.65	1.03	0.63

Trailing Twelve Months Corporate Adjusted EBITDA
(In thousands)

	March 31,		December 31,
Reconciliation of Net Income to	2011	2010	2010
Corporate Adjusted EBITDA

Net income - as reported	$120,447	$81,254	131,216

(Increase) decrease in fair value of derivatives	(24,798)	(31,173)	(28,694)
Non-vehicle interest expense	9,691	10,470	9,647
Income tax expense	83,339	57,639	90,202
Non-vehicle depreciation	20,217	18,673	20,190
Amortization	7,324	7,828	7,290
Non-cash stock incentives	5,310	4,264	4,785
Long-lived asset impairment	1,057	2,331	1,057
Other	(17)	(18)	(25)

Corporate Adjusted EBITDA	$222,570	$151,268	$235,668

Corporate Adjusted EBITDA Margin
(In thousands, except percent)

	Three months ended
	March 31,
	2011	2010

Corporate Adjusted EBITDA	$36,326	$49,424
Total Revenues	348,347	348,330
Corporate Adjusted EBITDA Margin	10.4%	14.2%